                                                                   Exhibit 10.37

            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

                      LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement ("Agreement"), made effective as of January 5, 2001, is by and between:


     AEGERA Therapeutics, Inc. ("AEGERA"), a corporation having its place of business at 810 Chemin du Golf, Ile des Soeurs (Montreal), Quebec, H3E 1A8 CANADA; and

     Curis, Inc. ("CURIS"), a corporation organized under the laws of Delaware, and having a place of business at 61 Moulton Street, Cambridge, MA 02138.

     The parties may be referred to individually as "Party" or collectively as "Parties."

     WHEREAS AEGERA has an exclusive license to certain stem cell patent applications, and the technologies and know-how (on a non-exclusive basis) covered by and related to such patent applications which were developed by AEGERA's academic research collaborators at McGill University;

     WHEREAS CURIS possesses cell-based, protein-based, and small molecule-based product development capabilities ("CURIS Product Development Capabilities"); and

     WHEREAS the Parties desire to jointly investigate the commercial potential of certain stem cell technologies in order to develop potential therapeutics and diagnostics.

     NOW, THEREFORE, the Parties agree as follows:


                                1. Definitions.

     The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

1.1 "AEGERA Invented Patent Rights" shall mean patent claims under the Collaboration Rights invented solely or jointly by AEGERA employees and/or AEGERA's McGill collaborators.

1.2 "AEGERA Technologies" shall mean, to the extent exclusive of Collaboration Rights and to the extent the following are owned or Controlled by AEGERA on the Effective Date or in the future:

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            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

     (i) (1) the patent applications listed in Schedule 1.2 which have been licensed by AEGERA from research collaborators at McGill University and/or McGill University; (2) any United States and foreign patents issuing therefrom (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor's certificates) and all substitutions, continuations, continuations-in-part and divisionals; and (3) any patents or patent applications directed to improvements to the above patents or patent applications; and

     (ii) any trade secrets, copyrights, or know-how (including data and materials) directed to stem cell technology and any patent applications or patents directed thereto.

1.3 "Affiliate" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect ownership of more than 50% of the voting or income interest in such corporation or other business entity.

1.4 "Agreement Term" shall mean the period from the Effective Date until the later of (i) termination of this Agreement as provided herein or (ii) the expiration of the last royalty obligation owed by CURIS to AEGERA as provided herein.

1.5 "Alliance Director" shall have the meaning set forth in Section 3.3.

1.6 "Cell Products" shall mean therapeutic or prophylactic products utilizing cells covered under the AEGERA Technologies or utilizing: (i) cells [**] or (ii) cells derived in the performance of the Research Program (or derived from work done by AEGERA or McGill which has been funded by CURIS under this Agreement) - for [**]application (i.e., [**] prior to [**] application) into various tissues and organs of the body to promote repair, replacement, regeneration, or augmentation of function of any tissue or organ.

1.7 "Collaboration Rights" shall mean all rights, title, and interest in (i) all intellectual property (e.g., patent rights, copyrights, trade secrets, know-how, and data) (1) arising out of either Party's or McGill's performance under the Research Program or (2) arising out of work done by AEGERA or McGill which has been funded by CURIS under this Agreement and (ii) all tangible property (e.g., materials and products) (i) arising out of either Party's or McGill's performance under the Research Program or (ii) arising out of work done by AEGERA or McGill which has been funded by CURIS under this Agreement.

1.8 "Control" or "Controlled" shall mean possession of the ability to grant the rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.9 "CURIS Invented Patent Rights" shall mean patent claims under the Collaboration Rights invented solely by CURIS employees.

1.10 "Diagnostic Products" shall mean any product that uses cells, proteins, or small molecules developed with technologies [**] or in the performance of the Research Program (or developed

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            Curis-Aegera License and Collaboration (Execution Copy)


from work done by AEGERA or McGill which has been funded by CURIS under this Agreement) that are intended for diagnosis of disorders or diseases of any tissue or organ of the body.

1.11 "Effective Date" shall mean the date this Agreement is made effective as first written above.

1.12 "FDA" shall mean the United States Food and Drug Administration.

1.13 "IND" shall mean an Investigational New Drug Application to the FDA to commence human clinical testing of a Product, as defined by the FDA, or the equivalent application in any country or jurisdiction other than the United States.

1.14 "Jointly Invented Patent Rights" shall mean patent claims under the Collaboration Rights invented jointly by CURIS employees and AEGERA employees and/or AEGERA's McGill collaborators.

1.15 "NDA" shall mean a New Drug Application or Product License Application (or Biologics License Application), as appropriate, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Products which are necessary for or included in FDA approval to market a Product, or the equivalent application in any country or jurisdiction other than United States.

1.16 "Net Sales" shall mean:

     (a) the gross invoices delivered by CURIS or its Affiliates, as appropriate, for the sale of a Product, less the following deductions: (1) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade; (2) Amounts repaid or credited by reason of timely rejections or returns; (3) Taxes on the sale of a Product (other than franchise or income taxes on the income of the seller) actually paid or withheld; (4) Allowances for bad debt to the extent such amounts were previously invoiced and included in Net Sales for royalty purposes and were subsequently actually written off by such Party (CURIS or its Affiliate); and
(5) prepaid transportation and delivery charges, including insurance premiums, actually incurred. Notwithstanding the foregoing, amounts received by such Party (CURIS or its Affiliate) or such Party's Affiliates for the sale of Products among such Party and its Affiliates whether for their internal use or for resale or other disposition will not be included in the computation of Net Sales hereunder. Where Products are not sold separately, but are sold in combination with or as parts of other products, or include one or more components covered by a Valid Claim of AEGERA Technologies, AEGERA Invented Patent Rights or Jointly Invented Patent Rights as well as one or more components not covered by a Valid Claim of AEGERA Technologies, AEGERA Invented Patent Rights or Jointly Invented Patent Rights, hereinafter "a Combination Product", the Net Sales price to be used for the purpose of calculating royalties payable in respect of Products must be determined by multiplying the Net Sales price of the Combination Product by a fraction, A/A + B, where A is the total invoice price of the component or components covered by a Valid Claim of AEGERA Technologies, AEGERA Invented Patent Rights or Jointly Invented Patent Rights if sold separately in the relevant market and B is the total invoice price of any other components in the combination if sold separately in the relevant market. In the event that the component covered by a Valid Claim of AEGERA Technologies,

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            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

AEGERA Invented Patent Rights or Jointly Invented Patent Rights or any other component in the Combination Product is not sold separately, a reasonable hypothetical market value for such component shall be determined based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar component products and having an ascertainable market value.

     (b) for payments due on Products under Section 7.6(d), the following definition of Net Sales shall apply - the gross invoices delivered by CURIS or its Affiliates, as appropriate, for the sale of a Products which are directly developed under the Research Program, less the following deductions: (1) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade; (2) Amounts repaid or credited by reason of timely rejections or returns; (3) Taxes on the sale of such Product (other than franchise or income taxes on the income of the seller) actually paid or withheld; (4) Allowances for bad debt to the extent such amounts were previously invoiced and included in Net Sales for royalty purposes and were subsequently actually written off by such Party (CURIS or its Affiliate); and (5) prepaid transportation and delivery charges, including insurance premiums, actually incurred. Notwithstanding the foregoing, amounts received by such Party (CURIS or its Affiliate) or such Party's Affiliates for the sale of such Products among such Party and its Affiliates whether for their internal use or for resale or other disposition will not be included in the computation of Net Sales hereunder. Where the Products directly developed under the Research Program are not sold separately, but are sold in combination with or as parts of other products, hereinafter "a Combination Product", the Net Sales price to be used for the purpose of calculating royalties payable in respect of Products must be determined by multiplying the Net Sales price of the Combination Product by a fraction, A/A + B, where A is the total invoice price of the component or components which are directly developed under the Research Program if sold separately in the relevant market and B is the total invoice price of any other components in the combination if sold separately in the relevant market. In the event that any component in the Combination Product is not sold separately, a reasonable hypothetical market value for such component shall be determined based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar component products and having an ascertainable market value.

1.17 "Protein Products" shall mean therapeutic or prophylactic products based on [**]proteins that are developed [**] or in the performance of the Research Program (or developed from work done by AEGERA or McGill which has been funded by CURIS under this Agreement) on the [**] which [**] into various tissues and organs such that the [**] protein itself is used (in lieu or in combination with a [**]) to promote repair, replacement, regeneration, or augmentation of function of any tissue or organ.

1.18 "Product" shall mean a Cell Product, Protein Product, Small Molecule Product, or Diagnostic Product as applicable.

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            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

1.19 "Research Management Committee" or "RMC" shall have, with respect to each Indication, the meaning set forth in Section 3.1.

1.20 "Research Plan" shall have the meaning set forth in Section 2.1.

1.21 "Research Program" shall mean the program of research performed by the Parties under an applicable Research Plan.

1.22 "Research Term" shall mean the period commencing on the Effective Date and ending upon the third anniversary of the Effective Date, subject to extension upon mutual agreement of the Parties or earlier termination as set forth herein.

1.23 "Scientific FTE" shall mean the equivalent of a full-time researcher's or program manager's work time over a 12 month period (including normal vacations, sick days and holidays).

1.24 "Small Molecule Products" shall mean therapeutic or prophylactic products based on small molecules that are discovered utilizing [**] or in the performance of the Research Program (or developed from work done by AEGERA or McGill which has been funded by CURIS under this Agreement) on stem cells such that the derived small molecule is used (in lieu of or in combination with a [**]) to promote repair, replacement, regeneration, or augmentation of function of any tissue or organ.

1.25 "Third Party" shall mean any Party other than CURIS or AEGERA or an Affiliate of either of them.

1.26 "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                             2. Research Programs.

2.1 Undertaking and Scope.  Prior to March 30, 2001, the Parties shall agree
    ---------------------
upon a Research Plan for the first year of the Research Program. Such plan shall set forth the schedule of specific activities to be undertaken during the applicable period of the Research Term, the resources to be employed, including the allocation of Scientific FTEs and each scientist's role, the desired goals to be achieved (and the timing thereof) and the budget for such period. The Research Management Committee will review and, in its discretion, approve or modify the general direction of such plan. Such plan, as approved by the RMC for any year of the Research Program, is referred to herein as the "Research Plan." At least 90 days before each anniversary of the Effective Date during the Research Term, the Parties shall propose to the RMC a Research Plan to govern the further development during the following year of the Research Program, and the RMC shall review, modify if appropriate, and approve such Research Plan by such

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            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

anniversary. At any time, the RMC may modify or amend any such Research Plan as appropriate or necessary to reflect the Parties' experiences in performing the Research Program. Each Party agrees to use all reasonable efforts to perform the activities detailed in the Research Plan in a professional and timely manner.

2.2 Personnel and Resources. Each Party agrees to commit the personnel,
    -----------------------
consultants, facilities, expertise, technology and other resources necessary to perform its obligations under the Research Plan; provided, however, that neither Party warrants that the Research Program shall achieve any of the research objectives contemplated by them. During the Research Term, CURIS and AEGERA will each maintain the number of Scientific FTEs, which shall not be fewer than [**] at AEGERA/McGill and shall be approximately [**] at CURIS, devoted to cooperative work as are required under the Research Plan. The scientific priorities and direction of the work of such Scientific FTEs will be determined by the Research Management Committee. CURIS will provide funding to support performance of all financial obligations under the Research Plan as set forth in
Article 7. AEGERA shall use commercially reasonable efforts to secure a suitable contract ("McGill Contract") with McGill University prior to [**] to fulfill the Research Program requirements specified in this Section 2.2 and elsewhere in the Agreement. If AEGERA is unable to secure a McGill Contract that is acceptable to CURIS, as determined by CURIS at its sole discretion, acting in good faith, by [**], then CURIS shall have the right to terminate the Research Term under
Section 10.3(b).

2.3 Information and Reports. All information, technology or inventions made by
    -----------------------
either Party in the course of the Research Program (and any information, technology, or inventions made by AEGERA or McGill which has been funded by CURIS under this Agreement) will be promptly disclosed to the other, with significant discoveries or advances being communicated as soon as practicable after such information is obtained or its significance is appreciated. The Parties will exchange at least quarterly written reports presenting a meaningful summary of their activities performed under this Agreement and will otherwise exchange information concerning the Research Program as frequently as is necessary.

2.4 Commencement of Work. CURIS and AEGERA shall commence work under the
    --------------------
Research Program no later than the execution date of the McGill Contract.

2.5 McGill University Rights. AEGERA (i) represents and warrants that it has
    ------------------------
exclusive rights, with the right to sublicense under the AEGERA Technologies those rights granted to CURIS under this Agreement and (ii) that it has provided to CURIS all relevant agreements, a list of which is provided as Schedule 2.5, showing the transfer of rights between McGill and AEGERA and between any relevant McGill collaborators and McGill and/or AEGERA as well as any other agreements which provide to a Third Party any rights in AEGERA Technologies.

   3. Research Management Committee; Alliance Directors; Dispute Resolution.

3.1 Research Management Committee. CURIS and AEGERA will each appoint three
    -----------------------------
representatives to a research management committee (the "Research Management Committee" or

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            Curis-Aegera License and Collaboration (Execution Copy)


"RMC"). Attached as Schedule 3.1 is a list of representatives the Parties shall appoint to the RMC. One of the representatives will be identified as chairman of the RMC for the initial period ending 12 months following the Effective Date; the initial chairman of the RMC is identified on Schedule 3.1. Thereafter, chairmanship will rotate between a CURIS member and a AEGERA member every 12 months. The RMC will review, direct and supervise all operational and scientific aspects related to the Research Program. The duties of the Research Management Committee shall include approving the Research Plan, agreeing to resource allocations (including the allocation of Scientific FTEs), monitoring the Parties' progress under the Research Plan and discussing any other matter related to the Research Program. The Research Management Committee will meet quarterly, or more frequently if mutually agreed, and will alternate sites of meetings between Cambridge, Massachusetts and Montreal, Canada. Each Party recognizes the importance of the Research Management Committee in the success of the Research Program and the overall Collaboration and will use diligent efforts to cause all of its representatives to such committee to attend all meetings of such committee. A Party may change any of its appointments to the Research Management Committee at any time upon giving written notice to the other Party. Any disputes or disagreements within the RMC shall be resolved pursuant to
Section 3.4.

3.2 RMC Meetings. The Research Management Committee may meet by telephone or
    ------------
video conference or in person at such times as are agreeable to the members of such committee. Attendance at meetings shall be at the respective expense of the participating Parties. The chairman of the RMC shall assure that agendas and minutes are prepared for each of its meetings. All actions taken and decisions made by the RMC shall be by unanimous agreement. If personal attendance is not possible for valid reasons, voting by proxy is permissible.

3.3 Alliance Directors. Each Party shall designate one of its employees as an
    ------------------
alliance director ("Alliance Director") for all of the activities contemplated under the Research Program. Such Alliance Directors will be responsible for the day-to-day coordination of the performance of the Research Program and will serve to facilitate communication between the Parties with respect thereto. Such Alliance Directors shall be experienced in managing research projects relevant to the Research Program. The intended Alliance Directors shall be listed on
Schedule 3.1.

3.4 Dispute Resolution. Disputes or disagreements between the Parties arising
    -------------------
hereunder will be referred to the Research Management Committee. If the RMC is unable to resolve, after 30 days, a dispute regarding any issue presented to it or arising in it, such dispute will be referred to the Chief Executive Officer of AEGERA and the Chief Executive Officer of CURIS for good faith resolution, for a period of 90 days. If such dispute is not resolved by the end of such 90-day period, then such issue shall be submitted for resolution through arbitration within 30 days after either Party requests arbitration, according to the terms set forth in Section 11.1.

                           4. Ownership of Property.

4.1 Ownership of Collaboration Rights. Subject to the Collaboration Rights
    ---------------------------------
retained by McGill pursuant to (1) any agreement entered into between AEGERA and McGill in relation to the Research Program (any such agreement shall be listed on Schedule 2.5), solely to the extent such agreements and/or retained rights are in existence on the Effective Date and (2) the McGill

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            Curis-Aegera License and Collaboration (Execution Copy)


Contract (the "McGill Rights"), all Collaboration Rights shall be owned exclusively by CURIS. AEGERA shall execute (and require its employees, and to the extent it is within AEGERA's ability, its agents, independent contractors or McGill University and/or McGill collaborators to execute) any assignments or other documents necessary to convey all its right, title, and interests in the Collaboration Rights to CURIS, the whole subject to McGill's retention of the McGill Rights. Subject to the McGill Rights, CURIS' ownership of the Collaboration Rights shall survive the termination of this Agreement. AEGERA shall have no licenses to Collaboration Rights except for rights explicitly granted under this Agreement. For the sake of clarity, it is agreed by the Parties that all the rights of AEGERA in the Collaboration Rights shall be conveyed to CURIS and to the extent an assignment of rights from AEGERA to CURIS is not possible, AEGERA shall exclusively license all its rights to CURIS. Furthermore, AEGERA will obtain CURIS' written consent prior to taking any action or prior to failing to take any action (such as exercising an available option) which could diminish AEGERA's ability to convey rights to the Collaboration Rights to CURIS under this Agreement.

     5. Filing, Prosecution, and Maintenance of Patent Rights and Infringement.

5.1  Patent Filing for Collaboration Rights.
     --------------------------------------

     (a) CURIS shall have the sole right (but not the obligation) to prepare, file, prosecute, obtain and maintain patent applications and patents covering or disclosing Collaboration Rights, with the expenses for any such preparation, filing, prosecution and maintenance to be borne by CURIS.

     (b) CURIS may elect not to exercise its sole right to prepare, file, prosecute, obtain and maintain patent applications and patents as described in
Section 5.1(a) above at any time without notice for CURIS Invented Patent Rights and by giving written notice thereof to AEGERA for AEGERA Invented Patent Rights or Jointly Invented Patent Rights. Such notice shall specifically identify the invention(s), patent application(s) and/or patent(s) which are AEGERA Invented Patent Rights or Jointly Invented Patent Rights for which CURIS wishes to relinquish such right. Following the receipt of such notice, AEGERA shall have the right to prepare, file, prosecute, obtain and maintain the patent application(s) and patent(s) identified in the notice which are AEGERA Invented Patent Rights or Jointly Invented Patent Rights, at its sole expense.

     (c) Each Party agrees to cooperate fully in the preparation, filing, prosecution, reissue, reexamination, patent term extension and in any other relevant aspect of any patent applications to be filed or prosecuted pursuant to this Section 5.1 (a) and (b). Such cooperation includes, but is not limited to:

               (i) executing all papers and instruments, and requiring its employees or agents or independent contractors, to execute such papers and instruments, so as to effectuate the ownership of such patent applications and any patents thereon and to enable the filing and prosecution of applications in any country as contemplated herein; and

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            Curis-Aegera License and Collaboration (Execution Copy)


           (ii) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications.

     (d) The Party prosecuting the AEGERA Invented Patent Rights and/or Jointly Invented Patent Rights will keep the other party informed of the course of such patent prosecution and will give such other party the right to review and comment on all substantive filings and correspondence with patent authorities ( the "Patent Correspondence") and the prosecuting party shall in good faith reasonably consider all reasonable comments of the other party with respect to such prosecution efforts.


5.2  Patent Filing for AEGERA Technologies.
     -------------------------------------

     (a) CURIS shall have the sole right (but not the obligation) to prepare, file, prosecute, obtain and maintain patent applications and patents covering or disclosing AEGERA Technologies, with the expenses for any such preparation, filing, prosecution and maintenance to be borne by CURIS.

     (b) CURIS may elect not to exercise its sole right to prepare, file, prosecute, obtain and maintain patent applications and patents as described in
Section 5.2(a) above at any time by giving written notice thereof to AEGERA. Such notice shall specifically identify the invention(s), patent application(s) and/or patent(s) for which CURIS wishes to relinquish such right. Following the receipt of such notice, AEGERA shall have the right to prepare, file, prosecute, obtain and maintain the patent application(s) and patent(s) identified in the notice, at its sole expense, and CURIS shall no longer have license rights under such patents and patent applications.

     (c) Each Party agrees to cooperate fully in the preparation, filing, prosecution, reissue, reexamination, patent term extension and in any other relevant aspect of any patent applications to be filed or prosecuted pursuant to this Section 5.2 (a) and (b). Such cooperation includes, but is not limited to:

           (i) executing all papers and instruments, and requiring its employees or agents or independent contractors, to execute such papers and instruments, so as to effectuate the ownership of such patent applications and any patents thereon and to enable the filing and prosecution of applications in any country as contemplated herein; and

           (ii) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications.

     (d) Curis will keep AEGERA and McGill, to the extent a McGill inventor is listed on the patent application or patent, informed of the course of such patent prosecution and will give AEGERA the right to review and comment on all substantive filings and correspondence with patent authorities and shall in good faith reasonably consider all reasonable comments of AEGERA with respect to such prosecution efforts.

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5.3 Infringement by Third Parties.
    -----------------------------


     (a)   Notice of Infringement.  If, during the Agreement Term, AEGERA learns
           ----------------------
of any infringement or threatened infringement by a third party of any right licensed or assigned hereunder or CURIS learns of any infringement or threatened infringement by a third party of any right licensed hereunder in the field of ophthalmic diseases and disorders or other indications that have reverted to AEGERA under Section 7.4, each Party shall promptly notify the other, as the case may be, and shall provide the other Party with available evidence of such infringement.

     (b)   Infringement.
           ------------

           (i) Following prior consultation with AEGERA and McGill, CURIS shall have the sole right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of any Collaboration Rights or rights under the AEGERA Technologies. Following prior consultation with AEGERA and McGill, CURIS shall have sole control over such litigation and any settlement thereunder. If, however, AEGERA provides to CURIS a request in writing requesting the right to bring suit for infringement in the field of ophthalmic diseases and disorders or other indications that have reverted to AEGERA under
                  Section 7.4 and CURIS does not bring suit (or other appropriate legal action) for such infringement within 120 days after such request, AEGERA shall have the right, at its own expense, to bring such suit for infringement solely in the field of ophthalmic diseases and disorders or other indications that have reverted to AEGERA under Section 7.4. In the case of such suit brought by AEGERA where the validity or unenforceability of a patent under the AEGERA Technologies or the Collaboration Rights is contested, CURIS shall have the right to participate in the suit at CURIS' own expense.

           (ii) Any amount recovered in a suit brought by CURIS under subparagraph (b)(i) above, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys' fees) of CURIS. With regard to the amount remaining, Curis shall pay to AEGERA the royalty amount that would have been due for the sale of such Product if the amount remaining were considered Net Sales. Any amount received by AEGERA shall be for AEGERA's benefit.

5.4  Cooperation. Following prior consultation with AEGERA and McGill, AEGERA
     -----------
and CURIS shall execute, and, to the extent it is within AEGERA's ability, AEGERA shall cause McGill to execute all reasonably necessary papers and perform such other reasonable acts (other than monetary) as may be reasonably required to maintain any infringement suit brought in accordance with Section 5.3 above (including giving legal consent for bringing such suit and agreeing to be named as a plaintiff or otherwise joined in such suit).

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            Curis-Aegera License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.


                              6. Grant of Rights.


6.1 Grant to CURIS. AEGERA grants to CURIS and its Affiliates an exclusive world
    --------------
wide license, with the right to sublicense (subject to any conditions imposed on sublicensing pursuant to the McGill Rights) under the AEGERA Technologies to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, or export, or have exported any Product in any field (except the excluded field and indications specified below); provided, however, that the license from AEGERA to CURIS shall not include a license to therapeutic, prophylactic, or diagnostic products derived from [**] solely in the field of [**] diseases and disorders or any indications that have reverted to AEGERA under Section 7.4.


6.2 Grant to AEGERA.  CURIS grants to AEGERA an exclusive, royalty free license,
    ----------------
with the right to sublicense, under the AEGERA Invented Patent Rights and Jointly Invented Patent Rights to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, or export, or have exported therapeutic, prophylactic, or diagnostic products derived from [**] solely in the field of [**] diseases and disorders or other indications that have reverted to AEGERA under Section 7.4.


6.3 Diligence. CURIS shall use commercially reasonable and diligent efforts to
    ---------
develop and commercialize Products. CURIS agrees to provide AEGERA with progress reports every [**] outlining its efforts to develop and commercialize Products, including details of regulatory filings and clinical development progress. If CURIS has elected [**] indication in a field pursuant to Section 7.4(a) and if the progress reports demonstrate that commercially reasonable, demonstrable, good faith efforts and/or progress towards development and commercialization of said indication have not been made for a [**]consecutive period, then rights solely under the AEGERA Technologies and solely to that indication shall revert to AEGERA and CURIS shall negotiate in good faith with AEGERA to license to AEGERA under reasonable terms rights under the Collaboration Rights to such indication commensurate with the investment made by CURIS in the development of such indication. If CURIS has elected more than one indication in a field pursuant to Section 7.4(b) and if the progress reports demonstrate that commercially reasonable, demonstrable, good faith efforts and/or progress towards development and commercialization have not been made for a [**] consecutive period for at least [**] of such indications in such field, then rights solely under the AEGERA Technologies and solely to such indications in such field shall revert to AEGERA and CURIS shall negotiate in good faith with AEGERA to license to AEGERA under reasonable terms rights under the Collaboration Rights to such indications in such field commensurate with the investment made by CURIS in the development of such indication.


6.4 Cross License. CURIS and AEGERA agree to negotiate in good faith to cross
    -------------
license under commercially reasonable terms any CURIS or AEGERA technology owned or Controlled by such Party (not specifically covered by this agreement) that is required to [**] resulting from [**] technology.

           CURIS - AEGERA License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.


                          7. Payments and Royalties.


7.1 Signature Fee.  CURIS shall pay AEGERA $[**] within 90 days of the Effective
    -------------
Date and AEGERA acknowledges receipt of the $[**] payment made under the Binding Letter Agreement between the Parties, effective January 5, 2001.


7.2 Research Support.
    ----------------

     (a) During the Research Term, CURIS shall provide AEGERA with financial support for the Research Program for AEGERA 's Scientific FTEs (as documented to the reasonable satisfaction of CURIS) at an initial rate of $[**] per Scientific FTE. The FTE payment rate payable pursuant to this Section 7.2(a): (i) shall be adjusted annually in proportion to the percentage increase or decrease in the U.S. Consumer Price Index, unless otherwise agreed upon by the Parties in writing; or (ii) shall be adjusted as agreed upon by the Parties in writing as required to fulfill the obligations of the Research Plan. The number of AEGERA's Scientific FTEs for each year of the Research Term will be set forth in the applicable Research Plan; provided that total number shall be not less than [**] Scientific FTEs in any one year period.

     (b) Research funding payments shall be made in advance to AEGERA in four quarterly payments during each year of the Research Term (i.e., on or before April 1, July 1, October 1 and January 1 of each year for use in the next quarter). An initial payment will be made to AEGERA within 90 days of the Effective Date, pro-rated to cover the remainder of such calendar quarter. The last payment to AEGERA for the Research Program shall be pro-rated to the end of the Research Term.

     (c) If the Research Term is terminated by CURIS pursuant to this Agreement, CURIS shall continue to provide AEGERA with financial support for the terminated Research Program for the number of AEGERA Scientific FTEs provided in the then applicable Research Plan as otherwise provided in this Section 7.2 until the effective date of the termination following the notice period as provided in
Section 10.3.

     (d) Funding provided by CURIS shall only be used to support the Research Program unless agreed to in writing by the Parties.


7.3 Equity Purchases and Conveyances. CURIS shall purchase, by March 30, 2001,
    --------------------------------
$250,000 of AEGERA common stock at $2 per share. In the event the price per common share of AEGERA's next round of financing is less than $1.34 a share (at a Canadian dollar equivalent as determined on the day before closing of said round) AEGERA shall issue such number of common shares to CURIS having the effect of making CURIS' entire $250,000 purchase valued at a 50% premium to the price per share of that round. CURIS shall convey to AEGERA $150,000 (priced at a 50% premium to the closing price on the day of signing of the Binding Letter Agreement between the Parties) of CURIS common stock by March 30, 2001.

           CURIS - AEGERA License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.


7.4 Milestone Payments to Retain CURIS Rights in Indications. CURIS shall make
    --------------------------------------------------------
the following payments in order to retain the rights under the AEGERA Technologies to [**] within a medical field (e.g., the fields of [**] disorders and diseases) or rights to [**] within a medical field (e.g., [**] within the field of [**] disorders). Any indication(s) for which an election is not triggered, as specified below, shall remain with CURIS until such election is required. In the event of a dispute concerning the validity of any indication, the Parties shall resolve the dispute by reference to the International Classification of Diseases, 9th revision, Clinical Modification, published by the U.S. Department of Health and Human Services.


     (a) For the first therapeutic indication within a medical field for which the AEGERA Technologies or technology covered by the AEGERA Invented Patent Rights have shown applicability as determined by demonstrations of [**] (to be defined and agreed upon by the RMC), CURIS shall have [**] to elect said indication and shall pay AEGERA $[**] if CURIS desires to pursue such indication. In the event that the data is reasonably considered by CURIS (in comparison to the RMC definitions and agreement about [**]) in its sole discretion to be inconclusive, no election shall be required for CURIS to retain rights to the indication until conclusive data is obtained. If the data is inconclusive or if the determined timelines have not been met, the RMC may extend the Research Plan in order to obtain more data for showing applicability.

     (b) For each additional indication within the same medical field (e.g., [**] or treatment of other [**] disorders within the field of cardiovascular disease) for which the AEGERA Technologies or technology covered by the AEGERA Invented Patent Rights have shown applicability as determined by demonstrations of [**] (to be defined and agreed upon by the RMC), CURIS shall have [**] to elect said indication and shall pay AEGERA $[**] if CURIS desires to pursue such indication. In the event that the data is reasonably considered by CURIS (in comparison to the RMC definitions and agreement about [**]) in its sole discretion to be inconclusive, no election shall be required for CURIS to retain rights to the indication until conclusive data is obtained. If the data is inconclusive or if the determined timelines have not been met, the RMC may extend the Research Plan in order to obtain more data for showing applicability.

     (c) Upon payment of a [**] $[**] indication milestone to AEGERA within a given medical field all rights under the AEGERA Technologies to remaining indications within that field shall be retained by CURIS excluding indications where CURIS has chosen not to retain rights by failing to make the election(s) designated above. The only exception shall be within the field of [**] disorders whereby it shall take the selection of a [**] indication and an additional payment of $[**] to retain exclusive rights to all indications within the field of [**] disorders.

           CURIS - AEGERA License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

     (d) If CURIS chooses not to make an election as specified above in Section 7.4(a), (b), or (c), then rights solely under the AEGERA Technologies and solely to that indication shall revert to AEGERA and CURIS shall negotiate in good faith with AEGERA to license to AEGERA under reasonable terms rights under the [**] to such indication commensurate with the investment and progress made by CURIS in the development of such indication.

7.5 Development Milestones.
    ----------------------

     (a) Within [**] of the [**] by CURIS, an Affiliate, sublicensee or other like person having any rights in the AEGERA Technologies and/or Collaboration Rights (the "Sublicensee") with the [**] directed to a [**] the Research Program, CURIS shall pay $[**] to AEGERA.

     (b) Within [**] of the occurrence of [**] for CURIS, an Affiliate, or Sublicensee for each New Drug Application (NDA) or Biologics License Application
(BLA) or foreign equivalent directed to a Product directly developed under the Research Program, CURIS shall pay $[**] to AEGERA.

     (c) Within [**] of the [**] by CURIS, an Affiliate, or Sublicensee with the [**] directed to a [**] the Research Program, but [**] in the [**] and/or [**] and/or [**], CURIS shall pay $[**] to AEGERA.

     (d) Within [**] of the [**] for CURIS, an Affiliate, or Sublicensee for each [**] directed to a [**] the Research Program, but [**] in such [**] and/or [**] and/or [**], CURIS shall pay $[**] to AEGERA.


7.6 Royalty Payments.
    ----------------


     (a) For Cell Products or cell Diagnostic Products which are covered, in the country where the product is sold, by a Valid Claim, under AEGERA Invented Patent Rights and/or Jointly Invented Patent Rights:

     (i) having more than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;

     (ii) having between $[**] and [**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA; and


     (iii)having less than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;

     (b) For Protein Products or protein Diagnostic Products which are covered, in the country where the product is sold, by a Valid Claim, under AEGERA Invented Patent Rights and/or Jointly Invented Patent Rights:

           CURIS - AEGERA License and Collaboration (Execution Copy)


  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.


     (i) having more than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;

     (ii) having between $[**] and [**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA; and

     (iii) having less than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;



     (c) For Small Molecule Products and small molecule Diagnostic Products which are covered, in the country where the product is sold, by a Valid Claim, under AEGERA Invented Patent Rights and/or Jointly Invented Patent Rights:


     (i) having more than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;


     (ii) having between $[**] and [**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA; and


     (iii)having less than $[**] million in Net Sales per calendar year, CURIS shall pay [**]% of Net Sales to AEGERA;


     (d) For Products (i) [**] in the country where the product is sold, (ii) which are [**] under the Research Program, Curis shall pay to AEGERA [**]% of the relevant royalty rate specified in Sections 7.6 (a), (b), and (c) above on the amount of Net Sales above [**] million dollars in each country. Such payments under this section 7.6(d) shall be due for a period of 10 years from the first commercial sale in such country.


     (e) In the event that CURIS sublicenses or sells any of its rights under this Agreement, CURIS shall pay AEGERA (i) [**]% of the proceeds or any royalties received by CURIS for the sale of the Products or rights specified above; (ii) [**]% of any non-royalty sublicense or purchase cash payments (excluding equity payments, research, or patent costs) received by CURIS for the Products or sale of rights specified above in excess of $[**] per indication; and (iii) [**]% of any non-royalty, non-indication specific, sublicense or purchase cash payments (excluding equity payments, research or patent costs) received by CURIS for the sale of Products or rights specified above in excess of $[**] per year. Any payments made by CURIS to AEGERA under Section 7.6(e)(iii) shall be allocated per indication on a pro forma basis and credited towards any payments due under Section 7.6(e)(ii).


7.7 Royalty Stacking. Should licensure of additional intellectual property, not
    ----------------
owned or Controlled by CURIS or an Affiliate of CURIS, be required, as determined by CURIS in its sole discretion, in order for CURIS or an Affiliate or Sublicensee to commercialize Products then CURIS shall be entitled to credit any royalties or non-royalty payments paid by CURIS for such license(s) against royalties due to AEGERA pursuant to Section 7.6; provided however, that in no

           CURIS - AEGERA License and Collaboration (Execution Copy)


event shall the royalties due to AEGERA under this Agreement be reduced by more than [**]%. To the extent that such a license is owned or controlled by a Sublicensee, the royalty reduction shall apply to payments that are no more than would be reasonably paid for like rights in an arms length commercial transaction.

7.8 Currency of Payment. All payments to be made under this Agreement shall be
    -------------------
made in United States dollars in Canada to a bank account designated by AEGERA. Royalties shall be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be the one quoted by The Wall Street Journal at the close of business on the last business day of the quarterly period in which the royalties were earned to determine any such conversion.

7.9 Payment and Reporting. The royalties due under Section 7.6 shall be paid
    ---------------------
quarterly, within two months after the close of each calendar quarter, or earlier if practicable (i.e., on or before the last day of each of the months of May, August, (November and February), immediately following each quarterly period in which such royalties are earned. All amounts payable to AEGERA pursuant to this Agreement shall be made pursuant to the instructions set forth on Section 7.8. With each quarterly payment, the payer shall furnish the payee a royalty statement (the "Royalty Statement") setting forth on a country-by-country basis the total number of units of each royalty-bearing Product sold hereunder for the quarterly period for which the royalties are due, gross invoices for such Products, the deductions applied in arriving at Net Sales, and supporting data sufficient to confirm the accuracy of such calculations.

7.10 Records and Audits. CURIS shall keep complete and accurate records
     ------------------
pertaining to the development and sale or other disposition of Products in sufficient detail to permit AEGERA to confirm the accuracy of all payments due hereunder for a period consistent with CURIS' policies in effect from time to time but in any event not less than three years from the date of sale of such Product. AEGERA shall have the right to cause an independent, certified public accountant reasonably acceptable to CURIS to audit such records to confirm Net Sales and royalty and other payments for the preceding year. Such audits may be exercised during normal business hours once a year upon at least 30 working days' prior written notice to CURIS. AEGERA shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, CURIS shall bear the full cost of such audit.

7.11 Taxes. All income taxes and taxes in lieu of income taxes levied on account
     -----
of the payments made by CURIS to AEGERA under this Agreement (including without limitation milestone and royalty payments) shall be paid by AEGERA for its own account. If provision is made in law or regulation for withholding, such tax shall be deducted from the payments made by CURIS to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to AEGERA. Each Party agrees to assist the other Party in claiming exemption from or credit for such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

           CURIS - AEGERA License and Collaboration (Execution Copy)


                              8. Confidentiality.


8.1 Confidentiality. Subject to Section 8.4, (a) With regard to information that
    ---------------
must be kept in confidence by CURIS, "Confidential Information" shall mean all technology, data, materials, products, technical information, commercialization, clinical and research strategies, know-how and trade secrets falling under the AEGERA Technologies or falling under the AEGERA technology specified in Section
6.4 provided by AEGERA or under the McGill Contract (the "Disclosing Party") to CURIS during the Agreement Term. Subject to Section 8.4, with regard to information that must be kept in confidence by AEGERA, "Confidential Information" shall mean all technology, data, materials, products, technical information, commercialization, clinical and research strategies, know-how and trade secrets falling under the Collaboration Rights either provided by CURIS (the "Disclosing Party") to AEGERA or generated by AEGERA or a McGill collaborator pursuant to this Agreement during the Agreement Term or falling under the CURIS technology specified in Section 6.4 and provided by CURIS to AEGERA during the Agreement Term. Except as specifically permitted hereunder, each Party hereby agrees to hold in confidence and not use on behalf of itself or others Confidential Information, except that the term "Confidential Information" shall not include: (i) information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates;
(ii) information that is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information; (iii) information that is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and (iv) information that is required to be disclosed to any governmental authorities or pursuant to any regulatory filings, but only to the limited extent of such legally required disclosure and only upon providing the right to the non-Disclosing Party to contest such disclosure in the appropriate legal forum. (b) The obligations of this Article 8 shall survive for 5 years following the expiration or termination of this Agreement.


8.2 Permitted Disclosures. Confidential Information may be disclosed to
    ---------------------
employees, agents, consultants or sublicensees, or potential sublicensees or potential business partners of the non-Disclosing Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior agreement from its employees, agents, consultants and sublicensees to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, sublicensees, potential sublicensees or potential business partners do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party either
(i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Article 8.

           CURIS - AEGERA License and Collaboration (Execution Copy)


8.3 Publication. Subject to Section 8.4, the Parties shall cooperate in
    -----------
appropriate publication of the results of research and development work performed pursuant to the Research Programs, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, prior to any public disclosure of such results, the Party (or McGill University) proposing disclosure shall send the other Party a copy of the information to be disclosed (or in the case where McGill University is proposing disclosure, the copy of the information shall be sent to CURIS), and shall allow the other Party (i.e., CURIS, where McGill University is proposing disclosure) 30 days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party. Subject to Section 8.4, the Party (or McGill University) proposing disclosure shall be free to proceed with the disclosure unless prior to the expiration of such 30-day period the non-disclosing Party (i.e., CURIS, where McGill University is proposing disclosure) notifies the other Party that the disclosure contains subject matter for which patent protection should be sought or Confidential Information of the non-disclosing Party, and the Party proposing publication (or McGill University) shall then delay public disclosure of the information for an additional period to be mutually agreed upon to permit the preparation and filing of a patent application on the subject matter to be disclosed or for the Parties to determine a mutually acceptable modification to such publication to protect the Confidential Information of the non-disclosing Party adequately. Subject to Section 8.4, the Party proposing disclosure (or McGill University) shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice.

8.4 Notwithstanding anything to the contrary herein, all rights and obligations of CURIS and AEGERA under this Article 8 shall be subject to Article 16 of the Research Agreement between McGill and AEGERA dated September 1, 1999 and exclude, in the case of AEGERA the [**] diseases and disorders or other indications that have reverted to AEGERA under Section 7.4.


                      9. Representations And Warranties.

9.1 Legal Authority. Each Party represents and warrants to the other that it has
    ---------------
the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

9.2 Valid Rights and Licenses. Each Party represents and warrants that it has
    -------------------------
authority to grant the rights and licenses set forth in this Agreement. AEGERA further represents and warrants to CURIS that as of the Effective Date, other than in respect of CURIS due diligence findings, AEGERA has not received written notice of and there are no claims pending or, to the best of its knowledge, threatened that the AEGERA Technologies violate or conflict with the patent rights of any Third Party or that the AEGERA Technologies are invalid or unenforceable. It is understood that AEGERA does not presently have the right to assign any McGill University rights in relation to the AEGERA Technologies.


9.3 No Conflicts. Each Party represents and warrants that as of the Effective
    ------------
Date it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or By-Laws or other charter

           CURIS - AEGERA License and Collaboration (Execution Copy)


documents, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement. It is understood that AEGERA does not presently have the right to assign any McGill University rights in relation to the AEGERA Technologies.

9.4 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE INFORMATION, MATERIALS, SOFTWARE AND OTHER TECHNOLOGY PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND AS TO THE PATENTABILITY OF ANY DISCOVERY MADE OR TECHNOLOGY DEVELOPED UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT PROVIDES FOR AN INNOVATIVE PROGRAM UTILIZING NEW TECHNOLOGIES AND THAT NO WARRANTY IS MADE AS TO THE UTILITY OF ANY INFORMATION, MATERIALS, SOFTWARE OR OTHER TECHNOLOGY PROVIDED HEREUNDER.

                           10. Term and Termination.

10.1 Term. The term of this Agreement shall commence upon the Effective Date and
     ----
shall expire upon the expiration of all financial obligations that CURIS is required to pay under this Agreement, unless earlier terminated as provided in this Agreement.


10.2 Termination for Breach.
     ----------------------


          (a) Breach by AEGERA. If AEGERA breaches a material term of this
              ----------------
Agreement at any time, and has not cured such breach within 60 days after written notice thereof from CURIS, then CURIS shall have the right to terminate this Agreement effective upon written notice thereof, whereupon all rights and obligations of the Parties under this Agreement shall terminate (except for those provisions explicitly stated herein to survive termination), including CURIS's commitment to purchase shares of AEGERA Common Stock (if such commitment has not already been satisfied at the time of termination). AEGERA shall cease use of and return to CURIS, or at CURIS's request, destroy all tangible property under the Collaboration Rights (other than as necessary to practice a maintained license under Section 6.2 as specified below) under its possession and control. AEGERA's license under Section 6.2 shall terminate unless AEGERA desires to continue the license in which case reasonable compensation for the continuation of the license shall be determined through Arbitration, bearing in mind that such license has been granted royalty-free to AEGERA under this Agreement. CURIS's license to AEGERA Technologies under Section 6.1 shall survive termination under this Section 10.2(a), with reasonable compensation for the license to be determined through Arbitration.


     (b) Breach by CURIS. If CURIS breaches a material term of this Agreement at
         ---------------
any time, and has not cured such breach within 60 days (or within 30 days in the event of a material breach by CURIS of its obligations to make any payments due) after written notice thereof from AEGERA, then AEGERA shall have the right to terminate this Agreement effective upon written

           CURIS - AEGERA License and Collaboration (Execution Copy)


notice thereof, whereupon all rights and obligations of the Parties under this Agreement shall terminate (except for those provisions explicitly stated herein to survive termination). AEGERA shall cease use of and return to CURIS, or at CURIS's request, destroy all tangible property under the Collaboration Rights (other than as necessary to practice a maintained license under Section 6.2 as specified below) under its possession and control. AEGERA's license under
Section 6.2 shall survive termination under this Section 10.2(b), with reasonable compensation for the license to be determined through Arbitration, bearing in mind that such license has been granted royalty-free to AEGERA under this Agreement. CURIS's license to AEGERA Technologies under Section 6.1 shall terminate unless CURIS desires to continue the license in which case reasonable compensation for the continuation of the license shall be determined through Arbitration. If CURIS breaches a material term related to a specific indication, AEGERA shall have the right only to terminate the rights and obligations directed to that specific indication.


10.3 CURIS Termination of the Research Term.
     --------------------------------------

      (a) CURIS shall have the right to terminate the Research Term at any time, effective immediately upon notice, at its sole discretion but (1) not before 12 months have elapsed after the Effective Date and (2) not without an additional six month "wind-down" period in which current activities outside of CURIS (e.g., agreement-related research and development activities at McGill or AEGERA) are continued for an additional six month period after notification of termination of the Research Term. Effective 15 days after notification of termination of the Research Term, AEGERA shall cease use of and shall return to CURIS, or at CURIS's request, destroy all tangible property under the Collaboration Rights (other than as necessary to practice a maintained license under Section 6.2 as specified below) under AEGERA's possession and control, except for such tangible property that is necessary for AEGERA to complete the wind-down period. Effective 15 days after the end of the wind-down period, AEGERA shall cease use of and shall return to CURIS, or at CURIS's request, destroy all remaining tangible property under the Collaboration Rights (other than as necessary to practice a maintained license under Section 6.2 as specified below) under AEGERA's possession and control. Effective immediately upon notice to AEGERA of termination of the Research Term, CURIS shall no longer be obligated to fulfill any of its obligations under the Research Program except for the obligation to provide financial support during the wind-down period as specified in Section 7.2(c) and this Section 10.3. Notwithstanding termination of the Research Term, AEGERA's license under Section 6.2 shall survive termination of the Research Term.

      (b) CURIS shall have the right to terminate the Research Term if (1) the McGill Contract is not obtained as specified in Section 2.2 or (2) if AEGERA is unable, using reasonable efforts, to materially satisfy the objectives listed in items III-V of the letter to AEGERA of March 7, 2001. Such termination shall be effective immediately upon notice by CURIS to AEGERA of such termination. Immediately upon notice, AEGERA shall cease use of and shall return to CURIS, or at CURIS's request, destroy all remaining tangible property under the Collaboration Rights under AEGERA's possession and control.

      (c) CURIS shall have the right to terminate the Research Term if Dr. Freda Miller is not or stops being the principal investigator of the Research Program. Such termination shall be

           CURIS - AEGERA License and Collaboration (Execution Copy)


effective upon 45 days notice by CURIS to AEGERA of such termination provided that AEGERA shall be entitled to prevent such termination if it is able to cause Dr. Freda Miller to resume her work at McGill or another equivalent institution within said 45 day period, provided that CURIS has the same rights in such resumed work. If AEGERA is unable to obtain for CURIS the same rights in such resumed work, AEGERA shall waive any non-compete agreements between Freda Miller and AEGERA. Immediately upon notice, AEGERA shall cease use of and shall return to CURIS, or at CURIS's request, destroy all remaining tangible property under the Collaboration Rights under AEGERA's possession and control except that AEGERA's license under Section 6.2 shall remain in effect.

     (d) If the Research Term has not been terminated within 12 months after the Effective Date then CURIS shall provide an additional payment of $[**] to AEGERA.

     (e) For the sake of clarity, it is understood that termination of the Research Term under this Section 10.3, shall not, by itself, cause termination of the Agreement Term.

10.4 CURIS Termination of a License.  At any time during the Agreement Term,
     ------------------------------
CURIS can at its sole discretion terminate a license (as licensee) to any specific indication for which CURIS has rights hereunder, upon 90 days notice. After such notice period all rights and obligations of the Parties under this Agreement related to such terminated license shall terminate (except for those provisions explicitly stated herein to survive termination). If CURIS terminates all indications under this Section 10.4, then the Agreement shall terminate with the effect specified in 10.3(b).

10.5 Effect of Bankruptcy. If, during the Research Term, either Party files a
     --------------------
voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within 15 days an involuntary petition in bankruptcy filed against it, then the Research Term and the entirety of this Agreement may be immediately terminated by the other Party with the effect of termination as specified in Section 10.2 for the respective Party.

10.6 Remedies. In the event of any breach of any provision of this Agreement, in
     --------
addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or equity to enforce this Agreement.


                      11. Arbitration and Governing Law.


11.1 Arbitration. Any controversy arising under or related to this Agreement,
     -----------
and any disputed claim by either Party against the other under this Agreement, shall be settled by arbitration as specified in this Section 11.1 ("Arbitration"). Each Party also hereby irrevocably and unconditionally consents to submit to binding arbitration in New York City, New York, under the auspices and then existing rules of the American Arbitration Association of New York City, New York for any disputes, actions, suits or other proceedings (excluding any dispute relating to patent validity or infringement arising under this Agreement) arising out of or relating to this Agreement. AEGERA and CURIS shall select an arbitrator with relevant experience in the biopharmaceutical industry, the arbitrator to be mutually agreed upon in writing by AEGERA and

           CURIS - AEGERA License and Collaboration (Execution Copy)


CURIS within 30 days upon the request by either Party for arbitration. The Parties recognize that time is of the essence and agree that the arbitration shall be conducted as quickly as possible, and concluded within three months, or sooner if possible, from the date of request for arbitration. The decision of the arbitration shall be final, binding and enforceable as set forth in Section
11.2. In the event that the Parties cannot agree on an arbitrator, the Parties agree to submit to an arbitrator selected by the American Arbitration Association.

11. 2 Governing Law. The rights and obligations of the Parties hereto shall be
      --------------
governed by, and shall be construed and enforced in accordance with, the laws of the state of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties agree to submit to the jurisdiction of appropriate Federal or State courts in the State of Delaware for the purpose of resolving any disputes, actions, suits or other proceedings arising out of or relating to this Agreement, and for enforcing any arbitration decision.

                            12. General Provisions.

12.1 Mutual Indemnification. Each Party (the "Indemnifying Party") agrees to
     ----------------------
defend, indemnify and hold harmless the other Party and its Affiliates, employees, agents, officers, directors and permitted from and against any judgments, settlements, damages, awards, costs (including attorneys' fees and costs) and other expenses arising out of any claims, actions or other proceedings by a Third Party (collectively a "Claim") arising out of or resulting from the development, manufacture, use, promotion, marketing, handling, storage or sale of any Product by the Indemnifying Party, its Affiliates, agents, consultants, or sublicensees, except to the extent that such Claim arises out of or results from the gross negligence or willful misconduct of the Party claiming a right of indemnification under this Section 12.1. In the event either Party seeks indemnification under this Section 12.1, it shall inform the Indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other Party) in the defense of the Claim. The obligations set forth in this Section shall survive the expiration or termination of this Agreement.

12.2 Assignment. This Agreement shall not be assignable by either Party without
     ----------
the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the pharmaceutical business of such Party, whether in merger, sale of stock, sale of assets or other transaction; provided that notice of such assignment is provided to the other party. However, in the event of such transaction, no intellectual property rights of any Affiliate or Third Party that is an acquiring party shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties' successors, legal representatives and assigns.

12.3 Non-Waiver. The waiver by either of the Parties of any breach of any
     ----------
provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

            CURIS-AEGERA License and Collaboration (Execution Copy)

12.4  Partial Invalidity. If and to the extent that any court or tribunal of
      -------------------
competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

12.5  Headings. The headings appearing herein have been inserted solely for the
      --------
convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

12.6  No Implied Licenses or Warranties. No right or license under any patent
      ---------------------------------
application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither Party warrants that (i) the Research Program shall achieve any of the research objectives contemplated by them or (ii) any clinical or other studies will be successful.

12.7  Force Majeure. No failure or omission by the Parties hereto in the
      -------------
performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; labor lockouts, locusts, or other plagues of biblical proportion; provided that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

12.8  Survival. Section 4.1, 10.2 and 10.3 and Articles 5, 9, 11, and 12 (other
      --------
than Section 12.16) shall survive the termination or expiration of this Agreement. Section 6.4 shall survive expiration of this Agreement and any termination of this Agreement other than termination for breach.

12.9  Entire Agreement. This Agreement, including the appendices and schedules
      ----------------
hereto, together constitute the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof.

12.10 Amendments. No amendment, change, modification or alteration of the terms
      ----------
and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.

            CURIS-AEGERA License and Collaboration (Execution Copy)

12.11 Independent Contractors. It is understood that both Parties hereto are
      -----------------------
independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.

12.12 Notice. Any notice to be given to a Party under or in connection with this
      ------
Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested or (iv) delivered via facsimile, with receipt confirmed, to the Party at the address set forth below for such Party:

To CURIS:

Lee L. Rubin, Ph.D
Curis, Inc.
61 Moulton Street
Cambridge, MA 02138

With a copy to:
Daniel R. Passeri
Curis, Inc.
61 Moulton Street
Cambridge, MA 02138

To AEGERA:

Luc Paquet, Ph.D.
AEGERA Therapeutics, Inc.
810 Chemin du Golf, Ile des Soeurs (Montreal)
Quebec, H3E 1A8
CANADA

With a copy to:
Michael Atkin
AEGERA Therapeutics, Inc.
810 Chemin du Golf, Ile des Soeurs (Montreal)
Quebec, H3E 1A8
CANADA

or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.

            CURIS-AEGERA License and Collaboration (Execution Copy)

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

12.13 Covenants for Preserving the Value of the AEGERA Technologies. AEGERA will
      -------------------------------------------------------------
make all commercially reasonable efforts during the Agreement Term to preserve the value of the AEGERA Technologies. AEGERA shall take all commercially reasonable steps to maintain its rights to the AEGERA Technologies, including
(i) complying with all material terms and obligations under any relevant existing agreements between AEGERA and the McGill Collaborators and/or McGill University and (ii) diligently prosecuting the AEGERA Patent Applications, to the extent that AEGERA has control over such prosecution. Where possible, AEGERA shall obtain applicable additional licenses and/or assignments, and exercise applicable options, for the rights in and to the AEGERA Technologies so that the same may be available for use under this Agreement without encumbrance. AEGERA agrees that it will not modify the McGill Contract or any other agreement which provides to AEGERA or a Third Party any rights in the AEGERA Technologies or Collaboration Rights, other than in respect of AEGERA rights under Section 6.2, without obtaining prior written approval from CURIS. AEGERA shall promptly notify CURIS in writing of any options available to AEGERA under the AEGERA Technologies or the Collaboration Rights, other than in respect of AEGERA rights under Section 6.2. AEGERA shall obtain CURIS' approval in writing prior to any act or failure to act that would result in the loss of such options.

12.14 Public Announcement. All press releases and public announcements relating
      -------------------
to the transactions contemplated by this Agreement will be agreed to and prepared jointly by CURIS and AEGERA.

12.15 Execution in Counterparts. This Agreement may be executed by the Parties
      -------------------------
hereto in two counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

12.16 Additional Agreements.
      ---------------------

          (a) In order to assure the value to CURIS of the licenses paid for under this Agreement and the investment made by CURIS in the Research Program, AEGERA agrees that it will not, and will cause its Affiliates and consultants not to, directly or indirectly (i) develop any product derived from stem cell technology specifically for use or application in any field, with the exception of therapeutic, prophylactic, or diagnostic products derived from [**] solely in the field of [**] diseases and disorders and indications that revert to AEGERA under Section 7.4, (the "CURIS Field") or manufacture, import, market or sell any product derived from stem cell technology for use or application in the CURIS Field anywhere in the world during the Agreement Term (it is understood that AEGERA's work with Freda Miller, as specified under this Agreement, is not a violation of this Section 12.16), (ii) conduct research for or with a third party with respect to any product derived from [**] technology specifically for use or application in the CURIS Field anywhere in the world during the Agreement Term, or (iii) grant a license or transfer any right, title or interest to any third party to any intellectual or tangible property rights (e.g., any patent or patent application or under any know-how, trade secrets, or copyrights) under which AEGERA has any right, title or interest giving such third party licensee or transferee the

            CURIS-AEGERA License and Collaboration (Execution Copy)

  Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omissions.

right to make, import use or sell any product derived from stem cell technology for use or application in the CURIS Field anywhere in the world during the Agreement Term.

      (b) In order to assure the value to AEGERA of the licenses under this Agreement and the investment made by AEGERA in the Research Program, CURIS agrees that it will not, and will cause its Affiliates not to directly or indirectly (i) develop any therapeutic, prophylactic, or diagnostic products from [**] technology specifically for use in the field of [**] diseases and disorders (the "AEGERA Field") or manufacture, import, market or sell any therapeutic, prophylactic, or diagnostic products derived by CURIS from [**] technology specifically for use in the AEGERA Field anywhere in the world during the Agreement Term (it is understood that CURIS's work with Freda Miller, as specified under this Agreement, is not a violation of this Section 12.16), (ii) conduct research for or with a third party with respect to any product derived by CURIS from [**] technology specifically for use or application in the AEGERA Field anywhere in the world during the Agreement Term, or (iii) grant a license or transfer any right, title or interest to any third party to any intellectual or tangible property rights (e.g., any patent or patent application or under any know-how, trade secrets, or copyrights) under which CURIS has any right, title or interest giving such third party licensee or transferee the right to make a product from [**] technology, or import use or sell such a product specifically for use or application in the AEGERA Field anywhere in the world during the Agreement Term.

12.17 Small Molecule Products. CURIS agrees to negotiate in good faith with AEGERA for rights that CURIS desires to any small molecule products to which AEGERA has rights and which are not developed using stem cell technology.

                         13. Review of Deal Structure.

13.1 Review of Deal Structure. On the [**] month anniversary of the Effective
     ------------------------
Date, the Parties will review the structure of the evolving relationship and may at that time reassign or reallocate responsibilities and obligations (i.e., the Parties may expand their relationship to include co-marketing rights to certain products or consider licensing discussions with third parties), upon mutual written agreement.

            CURIS-AEGERA License and Collaboration (Execution Copy)

     In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CURIS, INC.                                AEGERA THERAPEUTICS, INC.

By:  /s/ Daniel R. Passeri                 By:  /s/ Michael Atkin
     _______________________________            ______________________________

Title:  Senior Vice President              Title:  President and CEO
       _____________________________              ____________________________

            CURIS-AEGERA License and Collaboration (Execution Copy)

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission.Asterisks denote omissions.

                                 Schedule 1.2

---------------------------------------------------------------------------------------------------------------------
Case No.      Case Number  Serial/Patent No.  Title                 Status        Filing Date  Inventors  Ancestry
---------------------------------------------------------------------------------------------------------------------
08338-027                  60/024,456         Pharmaceuticals       Abandoned     08/27/96
                                              containing
                                              multipotential
                                              precursor cells
                                              from tissues
                                              containing sensory
                                              receptors
---------------------------------------------------------------------------------------------------------------------
08338-027                  60/024,590         Pharmaceuticals       Abandoned     08/26/96
                                              containing
                                              multipotential
                                              precursor cells
                                              from tissues
                                              containing sensory
                                              receptors
---------------------------------------------------------------------------------------------------------------------
[**]          [**]         [**]               [**]                                [**]         [**]       [**]
---------------------------------------------------------------------------------------------------------------------

           CURIS-AEGERA License and Collaboration (Execution Copy)

------------------------------------------------------------------------------------------------------------------------
Case No.      Case Number  Serial/Patent No.  Title                 Status        Filing Date  Inventors     Ancestry
------------------------------------------------------------------------------------------------------------------------
08338-027                  2,213,780          Pharmaceuticals       Pending       8/22/97      Miller et al.
                                              containing
                           Canada             multipotential
                                              precursor cells
                                              from tissues
                                              containing sensory
                                              receptors
------------------------------------------------------------------------------------------------------------------------

          CURIS-AEGERA License and Collaboration (Execution Copy)

----------------------------------------------------------------------------------------------------------------------------------
Case No.        Case Number    Serial/Patent No.  Title                 Status        Filing Date    Inventors     Ancestry
----------------------------------------------------------------------------------------------------------------------------------
[**]                           [**]               [**]                  Unfiled       [**]
----------------------------------------------------------------------------------------------------------------------------------
AEG-001CP2CA    AEG 001-2CA    08/920,272         Pharmaceuticals                     08/22/97       Miller,       60/024,590
                                                  containing                                         Gloster       (8/26/96) and
                                                  multipotential                                                   60/024,456
                                                  precursor cells                                                  (8/27/96)
                                                  from tissues
                                                  containing sensory
                                                  receptors
----------------------------------------------------------------------------------------------------------------------------------
[**]            [**]           [**]               [**]                  Pending       [**]           [**]          [**]

----------------------------------------------------------------------------------------------------------------------------------

          CURIS-AEGERA License and Collaboration (Execution Copy)

------------------------------------------------------------------------------------------------------------------------------
Case No.      Case Number   Serial/Patent No.    Title                 Status        Filing Date    Inventors    Ancestry
------------------------------------------------------------------------------------------------------------------------------
[**]          [**]          [**]                 [**]                  Pending       [**]           [**]         [**]
------------------------------------------------------------------------------------------------------------------------------
CUR-120CPPC                 PCT/CA01/00047       Multipotent neural
                                                 stem cells from
                                                 peripheral tissues
                                                 and uses thereof
------------------------------------------------------------------------------------------------------------------------------

          CURIS-AEGERA License and Collaboration (Execution Copy)

                                 SCHEDULE 2.5

May 27, 1999              Agreement between Exogen Neurosciences (Aegera
                          predecessor), MedTech, T/2/C/2/, David Kaplan, and
                          Freda Miller [**].

September 1, 1999         Research Agreement between McGill University and
                          Exogen Neurosciences (Aegera predecessor).

January 11, 2000          License agreement between McGill University and Exogen
                          Neurosciences (Aegera predecessor).

September 27, 2000        Letter agreement between Aegera, MedTech, T/2/C/2/,
                          Freda Miller, and David Kaplan [**].

March 9, 2001             Letter agreement between Aegera, McGill University,
                          and Freda Miller extending the research agreement by three (3) months [**])

March 14, 2001            Letter agreement between Aegera, MedTech, T/2/C/2/,
                          Freda Miller, and David Kaplan [**].

          CURIS-AEGERA License and Collaboration (Execution Copy)

                                 SCHEDULE 3.1


REPRESENTATIVES THE PARTIES SHALL APPOINT TO THE RMC


[**]